AMENDMENT TO
                           MASTER CUSTODIAN AGREEMENT
                                     between
                           EATON VANCE GROUP OF FUNDS
                                       and
                         INVESTORS BANK & TRUST COMPANY

         This Amendment, dated as of October 23, 1995, is made to the MASTER CUSTODIAN AGREEMENT (the "Agreement") between each investment company for which Eaton Vance Management acts as investment adviser or administrator which has adopted the Agreement (the "Funds") and Investors Bank & Trust Company (the "Custodian") pursuant to Section 10 of the Agreement.

         The Funds and the Custodian agree that Section 10 of the Agreement shall, as of October 23, 1995, be amended to read as follows:

         Unless otherwise defined herein, terms which are defined in the Agreement and used herein are so used as so defined.

10.      EFFECTIVE PERIOD, TERMINATION AND AMENDMENT; SUCCESSOR CUSTODIAN
         ----------------------------------------------------------------

         This Agreement shall become effective as of its execution, shall continue in full force and effect until terminated by either party after August 31, 2000 by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not sooner than sixty (60) days after the date of such delivery or mailing; PROVIDED, that the Fund may at any time by action of its Board, (i) substitute another bank or trust company for the Custodian by giving notice as described above to the Custodian in the event the Custodian assigns this Agreement to another party without consent of the noninterested Trustees of the Funds, or (ii) immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Custodian by the Federal Deposit Insurance Corporation or by the Banking Commissioner of The Commonwealth of Massachusetts or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction. Upon termination of the Agreement, the Fund shall pay to the Custodian such compensation as may be due as of the date of such termination (and shall likewise reimburse the Custodian for its costs, expenses and disbursements).

         This Agreement may be amended at any time by the written agreement of the parties hereto. If a majority of the non-interested trustees of any of the Funds determines that the performance of the Custodian has been unsatisfactory or adverse to the interests of shareholders of any Fund or Funds or that the terms of the Agreement are no longer consistent with publicly available industry standards, then the Fund or Funds shall give written notice to the Custodian of such determination and the Custodian shall have 60 days to (1) correct such performance to the satisfaction of the non-interested trustees or (2) renegotiate terms which are satisfactory to

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


the non-interested trustees of the Funds. If the conditions of the preceding sentence are not met then the Fund or Funds may terminate this Agreement on sixty (60) days written notice.

         The Board of the Fund shall, forthwith, upon giving or receiving notice of termination of this Agreement, appoint as successor custodian, a bank or trust company having the qualifications required by the Investment Company Act of 1940 and the Rules thereunder. The Bank, as Custodian, Agent or otherwise, shall, upon termination of the Agreement, deliver to such successor custodian, all securities then held hereunder and all funds or other properties of the Fund deposited with or held by the Bank hereunder and all books of account and records kept by the Bank pursuant to this Agreement, and all documents held by the Bank relative thereto. In the event that no written order designating a successor custodian shall have been delivered to the Bank on or before the date when such termination shall become effective, then the Bank shall not deliver the securities, funds and other properties of the Fund to the Fund but shall have the right to deliver to a bank or trust company doing business in Boston, Massachusetts of its own selection meeting the above required qualifications, all funds, securities and properties of the Fund held by or deposited with the Bank, and all books of account and records kept by the Bank pursuant to this Agreement, and all documents held by the Bank relative thereto. Thereafter such bank or trust company shall be the successor of the Custodian under this Agreement.

         Except as expressly provided herein, the Agreement shall remain unchanged and in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.


CAPITAL EXCHANGE FUND, INC.            EATON VANCE MUNICIPALS TRUST II
DEPOSITORS FUND OF BOSTON, INC.        EATON VANCE MUTUAL FUNDS TRUST
DIVERSIFICATION FUND, INC.             EATON VANCE PRIME RATE RESERVES
EATON VANCE EQUITY-INCOME TRUST        EATON VANCE SPECIAL INVESTMENT TRUST
EATON VANCE GROWTH TRUST               EV CLASSIC SENIOR FLOATING-RATE FUND
EATON VANCE INVESTMENT FUND, INC.      FIDUCIARY EXCHANGE FUND, INC.
EATON VANCE INVESTMENT TRUST           SECOND FIDUCIARY EXCHANGE FUND, INC.
EATON VANCE MUNICIPAL BOND FUND L.P.   THE EXCHANGE FUND OF BOSTON, INC.
EATON VANCE MUNICIPALS TRUST           VANCE, SANDERS EXCHANGE FUND



                                      By: /S/  JAMES L. O'CONNOR
                                      ---------------------------------
                                             Treasurer


                                      INVESTORS BANK & TRUST COMPANY


                                      By: /S/ MICHAEL F. ROGERS
                                      --------------------------------


                                       -2-